Exhibit 99.1

LookSmart Reports Fourth Quarter and Full Year 2006 Results

•	Strong sequential revenue growth of 24%

•	Gross margin expanded to 43%

•	Key advertising and audience metrics continue to improve

•	Company generates $1 million in cash during the fourth quarter

SAN FRANCISCO, February 15, 2007—LookSmart, Ltd. (NASDAQ: LOOK; ASX: LOK), an online advertising and technology company, today announced financial results for the fourth quarter and year ended December 31, 2006.

“We are very pleased with our 2006 fourth quarter and full year results,” said Dave Hills, President and CEO of LookSmart. “2006 was a critical year; one in which we realigned our business strategy to become more relevant with advertisers and publishers, while growing and monetizing our consumer audience. As a result, we achieved a significant improvement in gross margins, which combined with our solid operating expense management resulted in positive cash generation, despite revenue growth slightly below our expectations.”

Mr. Hills continued, “Looking forward, 2007 will be a year of prudent investment, particularly in the critical areas of sales and marketing. Now that we have improved our product offering, we will focus on increasing our penetration in the marketplace. We believe we are establishing ourselves as a viable competitor in the online advertising industry, and are encouraged that our customers feel the same way. A key indicator of this is Ask.com’s renewal of its AdCenter agreement with us through 2009. We are pleased to continue with them as a customer. We are making strategic investments for long-term growth and profitability, and ultimately for increased value to our stockholders.”

For the fourth quarter of 2006, LookSmart reported total revenue of $15.0 million, a 51% increase from $10.0 million in the fourth quarter of 2005 and a 24% increase from $12.1 million in the third quarter of 2006. GAAP net loss for the fourth quarter of 2006 was $0.9 million, or $0.04 per share, which includes $0.6 million of non-cash, share-based compensation charges. This compares to a GAAP net loss in the fourth quarter of 2005 of $3.8 million, or $0.17 per share, which included no non-cash, share-based compensation charges and to a GAAP net loss in the third quarter of 2006 of $3.9 million, or $0.17 per share, including $0.8 million of non-cash, share-based compensation charges. On a non-GAAP basis, excluding the non-cash, share-based compensation charges, the non-GAAP net loss in the fourth quarter of 2006 was $0.3 million, or $0.01 per share, versus a loss of $3.1 million, or $0.13 per share on a sequential basis. The EPS amounts above are based on 22.8 million weighted average shares outstanding.

For the year ended December 31, 2006, LookSmart reported total revenue of $48.8 million, an 18% increase from $41.4 million in fiscal 2005. GAAP net loss for fiscal year 2006 was $13.7 million, or $0.60 per share, which includes $2.4 million of non-cash, share-based compensation charges. This compares to a GAAP net loss in fiscal 2005 of $17.8 million, or $0.78 per share, which included no non-cash, share-based compensation charges. On a non-GAAP basis, excluding the non-cash, share-based compensation charges, the non-GAAP net loss in fiscal 2006 was $11.3 million, or $0.49 per share. The EPS amounts above are based on 22.8 million weighted average shares outstanding.

The Company’s GAAP results of operations include the impact of expensing stock options resulting from the adoption of SFAS No. 123(R) on January 1, 2006. The Company is using the modified prospective method under SFAS No. 123(R), and accordingly, has not restated the consolidated statements of operations for prior periods. An explanation of LookSmart’s use of non-GAAP financial measures in this release, including the limitations of such measures relative to GAAP measures and reconciliation between GAAP and non-GAAP measures where appropriate, is included later in this release.

Gross margin increased to 43% in the fourth quarter of 2006, up from 34% in the fourth quarter of 2005 and 38% in the third quarter of 2006. The significant year-over-year and sequential improvement in gross margin was driven by further improvement in TAC and ongoing revenue mix shift as the Company continues to diversify its revenue streams.

Total operating expenses in the fourth quarter were $7.8 million, including $0.6 million of non-cash, share-based compensation charges. This compares to total operating expenses of $7.6 million in the fourth quarter of 2005, including no non-cash, share-based compensation charges, and to $8.9 million in the third quarter of 2006, which included $0.8 million of non-cash, share-based compensation charges. The decrease in operating expenses from the third quarter is due to greater overall operating efficiencies and under-investment in personnel, particularly in the sales and marketing areas. On a non-GAAP basis, excluding the non-cash, share-based compensation charges, non-GAAP operating expenses decreased from $8.1 million to $7.3 million, on a sequential quarterly basis.

LookSmart reported an operating loss of $1.4 million in the fourth quarter of 2006 as compared to an operating loss of $4.3 million in the same period a year ago, and an operating loss of $4.3 million in the third quarter of 2006.

On a non-GAAP basis, for the fourth quarter of 2006, Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization excluding stock based compensation) improved to $0.6 million, or 4% of revenue, from a loss of $2.2 million, or 22% of revenue in the fourth quarter of 2005, and a loss of $2.0 million, or 16% of revenue, in the third quarter of 2006.

The Company ended the quarter with $41.2 million in cash, cash equivalents and investments, an increase of $1.0 million from the end of the third quarter of 2006.

Q4 2006 Key Metrics Performance

•

Total paid clicks increased to 105 million for the fourth quarter of 2006 compared to 72 million for the fourth quarter of 2005, an increase of 45%, and a 4% increase from 100 million in the third quarter of 2006.

•	Average revenue per click (RPC) was approximately $0.11, a decrease from $0.12 in the fourth quarter of 2005, and an increase from $0.10 in the third quarter of 2006.

•	Traffic acquisition costs (TAC) of 60% for LookSmart’s Ad Network decreased from the 62% rate in the fourth quarter of 2005, and the 64% rate in the third quarter of 2006.

•	Gross Margin improved to 43% from 34% in the fourth quarter of 2005, and 38% for the third quarter of 2006. For the full year 2006, Gross Margin improved to 38% from 33% in 2005.

•

Total monthly unique visitors to the Company’s network of owned sites were 13.5 million at the end of the fourth quarter of 2006 compared to 9.0 million at the end of 2005 and 14.5 million at the end of the third quarter of 2006. The Company hit a new high of 17.6 million in November prior to an expected seasonal slowdown. As part of LookSmart’s ongoing optimization efforts on its consumer sites, audience is expected to fluctuate month-to-month but increase over time.

First Quarter and Full Year 2007 Outlook

First Quarter 2007 Outlook

LookSmart provides the following outlook on a GAAP basis, including the impact of the adoption of SFAS No.123(R), for the first quarter ending March 31, 2007:

•	Revenue is expected to increase 24% to 26% from the first quarter of 2006. This revenue level would represent a decline of approximately 12% from the fourth quarter of 2006. The sequential decline relates, in part, to the renewal of the Ask.com AdCenter contract at a slightly lower revenue share rate and to the sale of Net Nanny in January.

•	Gross margin is expected to remain relatively consistent with the fourth quarter of 2006 at 42% to 43%, an approximate 9 percentage point increase over the first quarter of 2006.

•

Operating expenses on an absolute dollar basis are expected to remain relatively consistent with the first quarter of 2006 at approximately $8.5 million which provides the Company the opportunity to further invest in sales and marketing efforts. As a percentage of sales this represents significant improvement over the first quarter of 2006 as the Company benefits from operating leverage.

•

Depreciation and amortization expense is expected to decrease from $1.8 million in the first quarter of 2006 to $1.3 million in the first quarter of 2007. This reflects the lower capital investment levels the company experienced over the prior two years.

•	Stock based compensation is expected to be slightly lower than the fourth quarter of 2006 at approximately $500,000 in the first quarter of 2007.

Full Year 2007 Outlook

LookSmart provides the following outlook on a GAAP basis, including the impact of the adoption of SFAS No.123(R), for the full year ending December 31, 2007:

•	Revenue is expected to increase 20% to 25% from the year ended 2006 as a result of revenue growth across all three revenue sources.

•

Gross margin is expected to remain relatively consistent throughout the year at approximately 42% to 44% as improvements in revenue mix are expected to be offset by slightly higher TAC levels throughout the year.

•

Operating expenses are expected to remain relatively consistent with 2006 levels on an absolute dollar basis. This will accommodate further investment in sales and marketing. At the mid-point of the revenue guidance range, this represents an approximate 13 point improvement in operating leverage year-over-year.

•

Depreciation and amortization expense is expected to decrease from $6.5 million to approximately $6 million for the year ended December 31, 2007. This is reflective of the lower capital investment levels experienced at the Company during the prior two years.

•	Capital investment levels are expected to increase by approximately $3 million in 2007 to accommodate required investments that were deferred during 2005 and 2006.

•	Stock based compensation is expected to be slightly higher than 2006 levels at approximately $2.6 million for the year ended December 31, 2007.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET (9:00 a.m. Australian ET, February 16, 2007) to discuss its financial results. To listen to the call from the U.S., dial 1-888-321-3075; from Australia, dial 180-046-9087. The call will also be available live via webcast on LookSmart’s Investor Relations Web site at http://www.shareholder.com/looksmart/. For those unavailable to listen to the call live, the webcast will be archived and a replay of the call will be available until Thursday, February 22, 2007, 11:59 p.m. ET. To access the replay from the U.S., dial 1-877-519-4471 and enter passcode 8375346, from outside the U.S., dial 1-973-341-3080 and enter passcode 8375346.

About LookSmart, Ltd.

LookSmart is an online advertising and technology company that provides relevant solutions for advertisers, publishers and consumers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and banners via its consumer Web properties and a monitored ad distribution network; a customizable set of private-label solutions for publishers, and vertical search sites and web tools for consumers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

Non-GAAP to GAAP Reconciliation

When evaluating Adjusted EBITDA, investors should consider, among other factors, (i) increasing or decreasing trends in Adjusted EBITDA, and (ii) how Adjusted EBITDA compares to levels of interest expense, taxes and depreciation and amortization. We provide a reconciliation of Adjusted EBITDA to GAAP net loss.

(in 000s)	Quarter Ended December 31, 2006 (unaudited)	Quarter Ended September 30, 2006 (unaudited)	Quarter Ended December 31, 2005 (unaudited)
GAAP net loss	(896)	(3,860)	(3,772)
Add: taxes	—	—	2
Less: net interest income	(503)	(501)	(479)
Add: other, net	9	31	1
Add: depreciation and amortization	1,461	1,532	2,030

EBITDA	71	(2,798)	(2,218)
Add: stock based compensation	561	800	—

Adjusted EBITDA	632	(1,998)	(2,218)

Use of Non-GAAP Measures

LookSmart provides non-GAAP financial information to assist investors in assessing its current and future operations in the way that LookSmart’s management evaluates those operations. Non-GAAP operating expenses, non-GAAP net loss and Adjusted EBITDA are supplemental measures of LookSmart’s performance that are not required by, and are not presented in accordance with, generally accepted accounting principles (GAAP). The non-GAAP information does not substitute for any performance measure derived in accordance with GAAP. LookSmart believes that this non-GAAP information provides useful information to investors by excluding the effect of some non-cash expenses and other amounts that are required to be recorded under GAAP but that LookSmart believes are not indicative of LookSmart’s cash-based operating results.

LookSmart’s management evaluates and makes operating decisions about its business operations primarily based on revenue and the cash costs of those business operations (distinct from non-cash costs of operations). Therefore, management presents non-GAAP financial measures, along with GAAP measures, in this earnings release by excluding these non-cash items from the period expenses. A limitation associated with these measures is that they do not include stock-based compensation expense related to our workforce and, as to Adjusted EBITDA, interest, taxes, depreciation and amortization amounts related to our business operations. A limitation of non-GAAP net loss is that it does not include all items that impact our net loss and net loss per share for the period. The income statement line items involved in the adjustment from GAAP to non-GAAP presentation in this earnings release are the following items that include equity-based compensation charges (or, with respect to Adjusted EBITDA, the following items excluding cost of revenues): (1) cost of revenues; (2) operating expenses, research and development; (3) operating expenses, selling and marketing; and (4) operating expenses, general and administrative. These items in turn affect (1) total cost of revenues; (2) total costs and expenses; (3) operating income/loss; (4) income before income taxes; (5) net loss, and (6) basic earnings per share.

For each such non-GAAP financial measure, the adjustment provides management with information about LookSmart’s underlying cash-based operating performance that enables comparison of its cash-based financial results in different reporting periods. Additionally, our management uses Adjusted EBITDA as a supplemental measure in the evaluation of our businesses and believes that Adjusted EBITDA provides visibility into our ability to meet our future capital expenditures and working capital requirements.

LookSmart’s management excludes the impact of equity-based compensation to eliminate the effects of this non-cash item, which, because it is based upon estimates on the grant dates, may bear little resemblance to the actual values realized upon the future exercise, expiration, termination or forfeiture of the stock-based compensation, and which, as it relates to stock options and stock purchase plan shares, is required for GAAP purposes to be estimated under valuation models, including the Black-Scholes model used by LookSmart. LookSmart’s management also excludes the impact of equity-based compensation to help it compare current period cash operating expenses against the operating expenses for prior periods.

Management uses these non-GAAP measures to help it make budgeting decisions between those expenses that affect operating expenses and operating margin (such as research and development, sales and marketing, and general and administrative expenses), and those expenses that affect cost of revenue and gross margin. Further, the availability of non-GAAP financial information helps management track actual performance relative to financial targets, including both internal targets and publicly announced targets. Making this non-GAAP financial information available to investors, in addition to the GAAP information, helps investors compare LookSmart’s performance with the performance of other companies in our industry, which use similar financial measures to supplement their GAAP financial information.

As stated above, management recognizes that the use of these non-GAAP measures has limitations, including the fact that management must exercise judgment in determining which types of charges should be excluded from the non-GAAP financial information. Because other companies, including companies similar to LookSmart, may calculate their non-GAAP earnings differently than LookSmart, non-GAAP measures may have limited usefulness in comparing companies. Management believes, however, that providing this non-GAAP financial information, in addition to the GAAP information, facilitates comparison of LookSmart’s financial performance on a cash basis over time. LookSmart has provided non-GAAP results to the investment community, not as an alternative but as an important supplement to GAAP information, to enable investors to evaluate LookSmart’s cash-based operating performance in the same way that management does.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our business outlook and the extension of the term of the Company’s relationship with Ask.com. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that we may fail to preserve our expertise in search, online advertising and social bookmarking product development, that existing and potential distribution partners may opt to work with, or favor the products of, competitors if our competitors offer more favorable products or pricing terms, that we may be unable to grow sources of revenue other than our listings revenue, that we may be unable to increase growth in our owned-and-operated sites, that we may be unable to license compelling content at reasonable costs, that we may be unable to attain or maintain customer acceptance of our publisher services products, that changes in the distribution network composition may lead to decreases in traffic volumes, that we may be unable to improve our match rate, average revenue per click, conversion rate or other advertiser metrics, that advertisers may decide to reduce spending or terminate their relationships with us or our partners, that our relationship with Ask .com is terminable under certain conditions, that we may be unable to achieve operating profitability, that we may be unable to attract and retain key personnel, or that we may have unexpected increases in costs and expenses. In addition, you should read the risk factors detailed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: “LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

Investor Contact:

John Simonelli, CFO

LookSmart Ltd.

415.348.7501

jsimonelli@looksmart.net

Allyson Pooley

Integrated Corporate Relations

310.954.1100

apooley@icrinc.com

Exhibit A

LOOKSMART, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$32,901	$33,436
Short-term investments	7,257	17,871

Total cash, cash equivalents and short-term investments	40,158	51,307
Trade accounts receivable	4,639	2,781
Prepaid expenses	516	443
Other current assets	339	569

Total current assets	45,652	55,100
Long-term investments	998	—
Property and equipment, net	4,588	5,503
Security deposits and other assets, net	3,368	2,464
Intangible assets, net	3,364	5,519
Goodwill	14,422	14,422

Total assets	$72,392	$83,008

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$2,576	$1,629
Accrued expenses and other accrued liabilities	5,624	4,830
Deferred revenue and customer deposits	2,383	2,082
Current portion of long-term liabilities	1,371	1,530

Total current liabilities	11,954	10,071
Other long-term liabilities, net of current portion	2,895	4,486

Total liabilities	14,849	14,557
Total stockholders’ equity	57,543	68,451

Total liabilities and stockholders’ equity	$72,392	$83,008

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues	15,008	9,968	48,831	41,359
Cost of revenues	8,582	6,606	30,489	27,621

Gross profit	6,426	3,362	18,342	13,738

Operating expenses:
Sales and marketing	1,998	1,461	7,930	6,641
Product development	3,596	4,303	15,989	18,191
General and administrative	2,526	2,476	10,324	7,835
Restructuring charges	(290)	(626)	(290)	1,024

Total operating expenses	7,830	7,614	33,953	33,691

Loss from operations	(1,404)	(4,252)	(15,611)	(19,953)
Non-operating income, net	510	478	1,971	2,048

Loss from continuing operations before income taxes	(894)	(3,774)	(13,640)	(17,905)
Income taxes	—	2	—	(2)

Loss from continuing operations	(894)	(3,772)	(13,640)	(17,907)
Gain (loss) from discontinued operations, net of taxes	(2)	—	(33)	110

Net loss	$(896)	$(3,772)	$(13,673)	$(17,797)

Net loss per common share:
Basic net loss per share
Loss from continuing operations	$(0.04)	$(0.17)	$(0.60)	$(0.79)
Gain from discontinued operations, net of taxes	$—	$—	$—	$0.01

Net loss	$(0.04)	$(0.17)	$(0.60)	$(0.78)
Fully diluted net loss per share
Loss from continuing operations	$(0.04)	$(0.17)	$(0.60)	$(0.79)
Gain from discontinued operations, net of taxes	$—	$—	$—	$0.01

Net loss	$(0.04)	$(0.17)	$(0.60)	$(0.78)
Weighted average shares outstanding—basic	22,841	22,785	22,822	22,765
Weighted average shares outstanding—fully diluted	22,841	22,785	22,822	22,765